Gold Banc                                                 Press Release

      Contact: Rick J. Tremblay
               Chief Financial Officer
               913.451.8050
               ricktremblay@goldbanc.com
                                                                www.goldbank.com

For Immediate Release


      Gold Banc Provides Specifics Refuting Silver's Assertions


--------------------------------------------------------------------------------

Leawood, Kansas (October 12, 2004) - Gold Banc Corporation, Inc. (Nasdaq: GLDB) ("Gold Banc") today responded to the October 12, 2004 press release of Silver Acquisition Corp. ("Silver") regarding Gold Banc's termination of the merger agreement. Mick Aslin, CEO of Gold Banc, said "We stand behind all of the statements made in our press release issued on October 11, 2004. We do not intend to get into a battle of press releases with Silver. However, we want to set the record straight in the following respects so there is no misunderstanding of the events and process leading up to our termination of the merger agreement."

   o The difference between the contract price, as of the date Silver's revised offer was received, and the revised offer price that Silver was willing to pay was approximately $62 million in the aggregate, representing a $1.52 per share reduction in the merger consideration.

   o In reaching the conclusion that Silver's revised offer was inadequate and not in the best interests of stockholders, Gold Banc's Board of Directors received advice from one of its financial advisors that Silver's revised offer was not fair to stockholders and that Gold Banc had several available alternatives that would produce a higher value for stockholders. Another financial advisor advised the Board of Directors that Silver's revised offer was within the range of fair value, but also stated that did not mean that it was the best price or the best alternative that could be obtained for stockholders, which was up to the Board of Directors to determine.

   o Section 8.1(j)(A) of the merger agreement provides that Gold Banc may terminate the merger agreement if it reasonably determines that the timely satisfaction of any of the conditions to its obligations to consummate the merger has become impossible, other than as a result of any failure on the part of Gold Banc to comply with or perform any covenant or obligation set forth in the merger agreement. None of the events described by Silver in its press release constitute a breach of any covenant or obligation of Gold Banc set forth in the merger agreement. In addition, at least two of the conditions to Gold Banc's obligation to consummate the merger were impossible to timely satisfy.

   o Receipt of stockholder approval of the merger is one of the conditions to Gold Banc's obligation to consummate the merger. It is pointless to seek stockholder approval at a price per share that Silver is not willing to pay. Even if such approval of the merger at the revised price offered by Silver had been sought, it would have required the preparation of revised proxy materials and approval thereof by the Securities and Exchange Commission. Reasonable notice of any meeting to approve the merger would also have been required to



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      be provided to Gold Banc's stockholders. As a result, stockholder approval could not have been obtained by November 24, 2004.

   o Another of the conditions to Gold Banc's obligations to consummate the merger is receipt of regulatory approval by Silver. It is clear from Silver's statements to Gold Banc and in its own press release that it could not obtain regulatory approval of the merger at the price per share set forth in the merger agreement. Receipt of regulatory approval, even at the revised price offered by Silver, could not be obtained by November 24, 2004 as demonstrated by the decision due date of December 27, 2004 for final approval of the merger that is set forth on the Office of Thrift Supervision ("OTS") website (www.ots.treas.gov).

   o While the actual OTS approval date could be earlier or later than December 27, 2004, it is not possible for it to occur prior to November 24, 2004 since the OTS has 15 days to determine the sufficiency of the additional information it has requested and generally has 60 days to render a decision after an application is deemed complete. In any event, Silver informed Gold Banc on several occasions that the OTS could not deem the application complete unless the merger agreement was amended to reduce the purchase price so that Silver could meet the OTS capital requirements upon consummation of the merger. In addition, Gold Banc had no contractual obligation to amend the merger agreement to accept a lower purchase price. Therefore, the OTS application would never have been deemed complete since Silver's investors were unwilling to invest additional funds to meet OTS capital requirements.

   o In any event, Gold Banc would also have had an independent, unilateral right to terminate the merger agreement under Section 8.1(b), by lapse of time alone, after November 24, 2004.

   o Gold Banc believes the proposed settlement of the qui tam litigation, and the loss or potential loss of principal and income from the call or potential call of three high-yield, tax exempt multi-family housing bonds pursuant to pre-existing call rights, do not constitute a material adverse effect within the meaning of the merger agreement because, among other things, they do not have a sufficiently significant long-term earnings impact.

   o Gold Banc's expeditious settlement of the qui tam litigation was pursued primarily because Silver stated that it could not obtain regulatory approval of the merger without a settlement of such litigation. Silver has never asserted that the qui tam litigation alone constituted a material adverse effect.

   o Extensive due diligence conducted by Silver, its representatives and principal subscribers prior to execution of the merger agreement included a detailed analysis of Gold Banc's bond portfolio. The high-yield, tax exempt multi-family housing bonds were redeemed pursuant to preexisting call rights, of which Silver was aware or should have been aware.

   o Gold Banc did not make any representations or warranties in the merger agreement regarding its 2004 or any other future earnings.

   o In a face to face meeting with Mr. Bailey on October 6, 2004, Mr. Aslin stated that he thought Silver would need to increase its price to approximately $16.00 per share for Gold Banc's Board of Directors to approve a proposed amendment to the merger agreement.



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      Immediately after an October 7, 2004 meeting of Gold Banc's Board of
      Directors called to consider Silver's revised offer, Robert Gourley, Chairman of the Board of Gold Banc, called Mr. Bailey to inform him that the tentative conclusion of the Board, subject to further advice from its financial advisors, was that $15.25 per share was not an adequate price for Gold Banc's shares, and that Silver would need to increase its revised offer price before the Board again met with its financial and legal advisors over the weekend to make a final decision on Silver's offer. Silver made no further offer prior to Gold Banc's Board of Directors meeting on Sunday, October 10, 2004. On Monday, October 11, 2004, Gold Banc gave Silver the notice terminating the merger agreement and an advance copy of the press release announcing that termination several hours prior to its distribution. Silver nevertheless made no further offer and made no attempt at further price negotiations prior to the distribution of Gold Banc's press release later that evening.

   o A termination of the merger agreement by Gold Banc pursuant to Section 8.1(j)(A) does not trigger any of the provisions contained in Section 8.3(b) of the merger agreement requiring the payment of a $20 million termination fee to Silver if Gold Banc consummates, or enters into an agreement or binding letter of intent providing for consummation of, an acquisition proposal (as defined in the merger agreement) within twelve months after the termination of the merger agreement.

Mick Aslin concluded by saying, "When you cut through the rhetoric, there is just a fundamental difference of opinion between Gold Banc and Silver on the intrinsic value of Gold Banc. Silver wants to recut the deal at a price we do not believe reflects the value of our franchise and prospects. It is time to close this chapter and move on with our respective opportunities."





About Gold Banc

Gold Banc s a $4.2 billion financial holding company headquartered in Leawood, Kansas. Gold Banc provides banking and wealth management services in Kansas, Missouri, Oklahoma, and Florida through 37 banking locations.

Forward-Looking Statements

This release contains information and "forward-looking statements" which relate to matters that are not historical facts and which are usually preceded by the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target," and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, but not limited to, those described in the periodic reports we file under the Securities Exchange Act of 1934 under the captions "Forward-Looking Statements" and "Factors That May Affect Future Results of Operations, Financial Condition or Business."

Because of these and other uncertainties, our actual results may be materially different from that indicated by these forward-looking statements. You should not place undue reliance on any



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forward-looking statements. We will not update these forward-looking statements, even though our situation may change in the future, unless we are obligated to do so under the federal securities laws.